SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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The Salomon Brothers Fund Inc

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE SALOMON BROTHERS FUND INC

125 Broad Street, 10th Floor

New York, New York 10004

March 14, 2006

Dear Shareholder:

The Special Meeting of Shareholders of The Salomon Brothers Fund Inc (the “Fund”) has been adjourned until Monday, May 1, 2006. The meeting will be held at Citigroup Center, 153 East 53rd Street, 14th Floor Conference Center, New York, New York 10022, at 2:00 p.m. (New York time). At the meeting, you are being asked to vote to approve the conversion of the Fund to an open-end fund, to approve certain related amendments to the Fund’s fundamental investment restrictions and to elect Directors.

YOUR VOTE IS EXTREMELY IMPORTANT

Because the conversion of the Fund to an open-end fund is a significant change in the Fund’s structure, approving the conversion requires the affirmative vote of two-thirds of all outstanding shares of the Fund. This is a very high vote requirement, so your vote is extremely important, regardless of how large or small your holdings in the Fund are.

Here are some facts to consider regarding the conversion:

•	If the conversion occurs, the Fund’s investment objective and strategy will not change.

•	As an open-end fund, the Fund’s shares would be sold and redeemed at net asset value. In other words, the conversion would enable Fund shareholders to realize net asset value for their shares (less a 0.75% redemption fee in place for the first 12 months after the conversion), effectively eliminating any discount from net asset value at which the Fund’s shares may now trade on the New York Stock Exchange.

VOTE NOW IN FAVOR OF THE CONVERSION

Whether or not you plan to attend the meeting, and regardless of the number of shares you own, your Board urges you to vote FOR the conversion, FOR the related amendments to the Fund’s fundamental investment restrictions and FOR the election of Directors on the enclosed proxy card now. Please vote today to ensure your vote is counted.

IMPORTANT INFORMATION FOR SHAREHOLDERS HOLDING THEIR SHARES IN A BROKERAGE ACCOUNT

Your broker can vote your shares held in a brokerage account ONLY if you give instructions to do so. If you give no instructions, your shares cannot be voted on the conversion, the related amendments to the Fund’s fundamental investment restrictions at the meeting or the election of Directors.

Give your broker instructions simply by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or following the instructions for phone or Internet voting on the enclosed proxy card. You do not have to contact your broker directly. We urge you to act today, and vote FOR the conversion, FOR the related amendments to the Fund’s fundamental investment restrictions and FOR the election of Directors on the enclosed proxy card.

Enclosed with this letter, please find a supplement to the Fund’s Proxy Statement. This supplement provides information clarifying the fact that although the Fund expects to offer additional classes of shares in the future it will not do so immediately after the conversion. Additionally, this supplement provides information about a change in the officers of the Fund.

We thank you for your continued trust and support. If you need any assistance, or have any questions regarding the Fund’s proposals or how to vote your shares, please call our proxy solicitor, Georgeson Shareholder Communications Inc., at 1-888-666-2596.

Sincerely,

R. Jay Gerken

Chairman

YOUR VOTE IS IMPORTANT. PLEASE ACT TODAY. IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL:

17 State Street, 10th Floor

New York, NY 10004

(888) 666-2596 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

THE SALOMON BROTHERS FUND INC

125 Broad Street, 10th Floor

New York, New York 10004

Special Meeting of Shareholders

SUPPLEMENT TO PROXY STATEMENT

The following supplements, and should be read in connection with, the Proxy Statement dated February 3, 2006 for the Special Meeting of Shareholders of The Salomon Brothers Fund Inc (the “Fund”). This supplement is being sent to you to clarify that the Fund expects to issue additional classes of shares after the conversion of the Fund from a closed-end fund to an open-end fund, if the conversion occurs, but will not do so immediately. In addition, this supplement is intended to inform you of a recent change in the officers of the Fund.

Defined terms used herein and not defined have the same meanings as in the Fund’s Proxy Statement.

PROPOSAL 1    TO APPROVE THE CONVERSION OF THE FUND FROM A CLOSED-END INVESTMENT COMPANY TO AN OPEN-END INVESTMENT COMPANY

The paragraphs of the Fund’s Proxy Statement under the headings indicated below are hereby amended to read as set forth below.

Differences Between Open-End and Closed-End Funds

Acquisition and Disposition of Shares

Shareholders currently pay brokerage commissions in connection with the purchase and sale of Fund shares on the NYSE. If the Conversion occurs, investors wishing to acquire shares of the Fund (other than Class O shares) would be able to purchase shares either through selected financial intermediaries or directly from Legg Mason Investor Services, LLC (“LMIS”) and Citigroup Global Markets Inc. (“CGMI”) when additional share classes are offered. If the financial intermediary is a broker-dealer, the financial intermediary must have a signed dealer arrangement with LMIS or CGMI. New shareholders’ purchases may be subject to certain fees.

Voting Rights

If the Conversion occurs, shareholders will generally continue to have one vote per share and an appropriate fraction of a vote for each fractional share on each matter submitted to a shareholder vote. Under the Fund’s charter, as permitted by Maryland law, the Board has the authority to increase or decrease the number of shares of any class of stock authorized in the charter, to reclassify unissued shares and to authorize the issuance of additional classes of stock, in each case without the consent of shareholders. As discussed below, the Board has approved the issuance of four classes of shares bearing different expenses specifically related to the distribution of shares of each class. The four classes would have the same voting rights except that each class would vote separately as a class with respect to matters that affect each class differently. Although it is expected that additional share classes of the Fund will be offered in the future, immediately after Conversion shareholders will not be able to purchase additional shares other than through dividend reinvestments.

Expenses; Potential Net Redemptions

If the Conversion occurs, the Fund’s currently outstanding shares will be reclassified as Class O Common Stock. No shareholders will be able to purchase additional Class O shares other than through dividend reinvestments. Other share classes ~~will be~~ may be available for purchase at a later date after the Conversion and will have higher expenses than the Class O shares. The following table compares the current fees and expenses of the Common Stock of the Fund to the proposed fees and expenses of Class O shares of the Fund following the Conversion.

Shareholder Services

If the Conversion occurs, various services will be made available to shareholders (other than Class O shareholders), when additional share classes are sold. These will include an automatic investment plan that allows a shareholder to authorize the transfer agent to automatically transfer funds on a periodic basis, participation in an exchange privilege that allows shareholders to exchange their shares for shares of the same class of ~~another Salomon Brothers~~ certain CAM advised funds, participation in the systematic exchange privilege that allows shareholders to request that shares of the Fund be exchanged monthly for shares of the same class of ~~any other Salomon Brothers~~ certain CAM advised funds and permitting shareholders to effect exchange and redemption transactions by telephone. The cost of these services will normally be borne by the Fund rather than by participating shareholders.

Rule 12b-1 Distribution Plan

Shareholders currently pay brokerage commissions in connection with the purchase and sale of Fund shares on the NYSE. An open-end fund is permitted to finance the distribution of its shares by adopting a plan of distribution pursuant to Rule 12b-1 under the 1940 Act, subject to shareholder approval of the plan. Prior to the offering of additional share classes, the Fund intends to adopt a distribution plan pursuant to Rule 12b-1 (the “Distribution Plan”) ~~to take effect upon the Conversion~~ in order to reimburse LMIS for costs incurred by it in distributing Class A, Class B and Class C shares of the Fund or other classes of shares the Fund may issue.

Amending and Restating the Fund’s Charter

Specifically, it is proposed that the Fund’s charter be amended to classify the Fund’s shares into Class A, Class B, Class C and Class O shares and to reclassify the shares of the Fund outstanding at the time of the Conversion as Class O shares, which will allow the Fund to issue and sell additional share classes after the Conversion. It is also proposed that the par value of the Fund’s shares be reduced from $1.00 per share to $.001 per share. The effect of this amendment would be to reduce the one-time capitalization fee payable if and when the number of authorized shares of the Fund is increased.

*        *        *

PROPOSAL 3    TO ELECT DIRECTORS

Effective February 10, 2006, Andrew Beagley has resigned as the Fund’s Chief Compliance Officer and Chief Anti-Money Laundering Compliance Officer. On February 9, 2006, the Fund’s Board of Directors approved the appointment of Ted P. Becker and John Chiota, effective upon Mr. Beagley’s resignation, to serve as the Fund’s new Chief Compliance Officer and Chief Anti-Money Laundering Compliance Officer, respectively.

Information about Messrs. Becker and Chiota, including their ages and their principal occupations during the past five years, is shown in the table below. Officers receive no compensation from the Fund, although they may be reimbursed for reasonable travel expenses for attending meetings of the Board. Each officer is an “interested person” of the Fund, as defined in the Investment Company Act of 1940, as amended, by virtue of that individual’s position with Legg Mason, Inc. or its affiliates described in the table below.

Name and Year of Birth	Position(s) with Fund	Length of Time Served*	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen	Other Board Memberships Held During Past Five Years
Ted P. Becker Citigroup Asset Management (“CAM”) 399 Park Avenue New York, NY 10022 Birth Year: 1951	Chief Compliance Officer	Since 2006	Managing Director of Compliance at Legg Mason & Co., LLC (2005–Present); Chief Compliance Officer with certain mutual funds associated with CAM (since 2006); Managing Director of Compliance at CAM (2002–2005); Managing Director—Internal Audit & Risk Review at Citigroup Inc. (prior to 2002)	N/A	N/A

John Chiota CAM 100 First Stamford Place 5th Floor Stamford, CT 06902 Birth Year: 1968	Chief Anti-Money Laundering Compliance Officer	Since 2006	Vice President of CAM (since 2004); Chief Anti-Money Laundering Officer with certain mutual funds associated with CAM (since 2006); Chief Anti-Money Laundering Compliance Officer with TD Waterhouse (prior to August 2004)	N/A	N/A

*	Each officer is elected and appointed by the Directors and holds office until he or she resigns, is removed or is otherwise disqualified to serve.